EXHIBIT 99.1

PRESS RELEASE

Media Contact:

Terri Deuel

Internet Commerce Corporation

678-533-8003

INTERNET COMMERCE CORPORATION PROPOSES TO ACQUIRE EASYLINK SERVICES CORPORATION

Transaction Valued at $60 Million in Stock and/or Cash

Norcross, Georgia, January 19, 2007 — Internet Commerce Corporation (ICC) (NasdaqCM: ICCA), a leader in business-to-business e-commerce solutions, today confirmed that it has sent a letter to Easylink Services Corporation (Easylink) (NasdaqCM: EASY) proposing to acquire all of the outstanding Class A common stock of Easylink for $5.00 per share in ICC stock and/or cash.

Based on Easylink’s closing share price on Wednesday, January 17, 2007, ICC’s proposal represents a premium of approximately 47%. It also represents a substantial premium of approximately 78% over Easylink’s average closing price for the past 30 days. In addition, Easylink has total debt of approximately $5 million, making the total value of the transaction approximately $60 million.

The following is the full text of the January 18, 2007 letter from Thomas J. Stallings, Chief Executive Officer of ICC, to Thomas F. Murawski, Chairman, President and Chief Executive Officer of Easylink:

Mr. Thomas F. Murawski
Chairman, President & Chief Executive Officer
Easylink Service Corporation
33 Knightsbridge Road
Piscataway, NJ 08854

Mr. Murawski:

Since our original offer to the Board of Directors of Easylink Services Corporation (“Easylink”) on October 13, 2006, we have waited patiently to enter into serious negotiations with you and your management team. The combination of our businesses is compelling and would provide substantial benefits to both companies’ shareholders. While our goal remains to work together with Easylink to achieve a negotiated transaction, the lack of progress toward substantive discussions is frustrating.

When we had our only meeting with representatives of your Board on November 17, 2006, we showed how our management team transformed Internet Commerce Corporation (“ICC”) into a profitable and growing company from its low-point after the market downturn in 2002. By applying our management philosophy to a combination of Easylink and ICC, we believe we will be able to generate significant revenue and operating synergies for the combined company in an approximately $95 million business that is not only profitable, but will generate cash in excess of $10 million annually. More importantly, the combined company will have a real market presence, will allow us to provide a broader suite of services to all of our customers and will provide a better long-term reward to our combined shareholders.

We now propose to acquire all of the outstanding shares of Easylink for $5.00 per share, which represents a premium of approximately 78% over the 30-day average closing price of Easylink’s shares and a 47% premium to the most recent closing price on January 17, 2007. Your shareholders would have the option of receiving $5.00 in shares of ICC’s Class A common stock (valued at the closing price as of January 17, 2006 of $3.30 per share), cash or a combination of stock and cash. The maximum cash paid will be $13.75 million, and in the event Easylink shareholders elect to receive cash above that limit, the cash will be allocated pro rata and shares issued for the balance. We are in the process of obtaining the cash portion of our proposal. We plan on structuring the stock portion of the transaction as a tax-free merger.

Our proposal, which is subject to change, is based on the publicly available information regarding Easylink, and is therefore subject to satisfactory completion of due diligence. Our proposal is also conditioned on negotiation of a mutually acceptable merger agreement. Shortly after completion of the due diligence review we expect to be able to enter into this negotiated agreement and believe that the proposed transaction should close in the second quarter of calendar 2007.

This matter has our highest priority and we are committed to working with you to achieve a successful transaction. ICC is ready to invest significant time and resources in this process, to act swiftly and to proceed with the steps necessary to complete the transaction.

We request a response to this letter by 5:00 p.m. Eastern Time on Tuesday, January 23, 2007.  At that time we would expect to enter into a 30-day period of exclusivity to complete our due diligence and prepare a definitive agreement. Otherwise our proposal will expire at that time. We look forward to hearing from you. Please contact me at your earliest convenience.

Sincerely,

Thomas J. Stallings
Chief Executive Officer
Internet Commerce Corporation

Oppenheimer & Co. Inc. is serving as financial advisor to ICC, and Morris, Manning & Martin, LLP is serving as legal counsel.

About Internet Commerce Corporation (ICC)

Internet Commerce Corporation, headquartered in Norcross, Georgia, is a leader in providing business-to-business e-commerce solutions. Thousands of customers rely on ICC’s comprehensive line of solutions, in-depth expertise, and unmatched customer service to help balance cost, fit, and function required to meet unique requirements for trading partner compliance, coordination, and collaboration. With its software solutions, network services, hosted web applications, managed services, and consulting services, ICC is the trusted provider of e-commerce solutions for businesses, regardless of size and level of technical sophistication, to connect them with their trading communities. For more information, visit www.icc.net.

Forward-Looking and Cautionary Statements

Except for the historical information and discussion contained herein, statements contained in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in ICC’s filings with the United States Securities and Exchange Commission (the “SEC”).

Important Information

The information concerning Easylink contained in this news release has been taken from, or is based upon, publicly available information. Although ICC does not have any information that would indicate that any information contained in this news release that has been taken from such documents is inaccurate or incomplete, ICC does not take any responsibility for the accuracy or completeness of such information. To date, ICC has not had access to the books and records of Easylink.

Investors and security holders are urged to read the disclosure documents regarding the proposed business combination transaction referenced above when and if they become available, because they will contain important information. The disclosure documents will be filed with the SEC by ICC.  Investors and security holders may obtain free copies of the disclosure documents (when and if they are available) and other documents filed by ICC with the SEC at the SEC’s web site at www.sec.gov. The disclosure documents and such other documents may also be obtained for free from ICC by directing a request to Terri Deuel at 678-533-8003.